                                                                    EXHIBIT 10.1

                        AGREEMENT OF PURCHASE AND SALE


     THIS AGREEMENT is made this 11th day of December, 1998, by Bright-Sasser Canton, L.L.C. ("Seller"), a Georgia limited liability company, and Cherokee Organizing Group, Inc. d/b/a Cherokee Bank, N.A. ("Purchaser") The parties agree as follows:


                                  ARTICLE ONE
                              PROPERTY TO BE SOLD

     1.1  The Property.  Subject to the following terms and conditions, Seller
          ------------
shall sell to Purchaser, and Purchaser shall buy from Seller, all that tract or parcel of land more particularly described on the attached EXHIBIT A together with any improvements located on it and all the appurtenances, rights, easements, and rights-of-way incident to it (collectively, the "Property").

     1.2  Restrictive Covenants and Cross Easements.  All construction on the
          -----------------------------------------
Property and the development, use, and maintenance of the Property shall be in accordance with a Riverstone Development Declaration of Restrictive Covenants (the "Declaration"), a draft of which is attached as EXHIBIT B. Seller reserves the right to make changes in the draft Declaration before Closing and will submit the final Declaration to Purchaser for its approval (which approval will not be unreasonably withheld). At or before Closing, Seller will grant and reserve cross easements for access, parking, drainage, and utilities benefiting and burdening the Property and the two lots immediately adjoining the Property to the West and North. At Closing, Seller will also grant Purchaser a temporary access easement over the road to be constructed immediately East and adjacent to the Property until such time as such road is completed and dedicated to public use. Seller will be responsible for any expense relating to the preparation of such easements. The form and content of such easements shall be subject to Purchaser's reasonable approval.

     1.3  Temporary Use.  Seller permits (through this contract, or Restrictive
          -------------
Covenants if necessary) the placement of a modular banking office on the Property while the permanent building is under construction. But in no case shall the modular office remain on the Property past July 1, 2000.


                                 ARTICLE TWO
                                PURCHASE PRICE

     2.1  Purchase Price.  Purchaser shall pay Seller $450,000.00 (the "Purchase
          --------------
Price") for the Property.

     2.2  Cash Portion.  Purchaser shall pay the Purchase Price in cash at
          ------------
Closing or by certified check or wire transfer to Seller's account, which cash amount due at Closing shall be reduced by the Earnest Money paid and any closing adjustments and prorations that are in its favor.

                                 ARTICLE THREE
                                 EARNEST MONEY

     Within 5 days of the Effective Date, Purchaser shall deliver to the Escrow Agent $10,000.00 (the "Earnest Money"), which the Escrow Agent will hold in trust pending the Closing. At Closing, the Earnest Money shall be applied towards payment of the Purchase Price. The Earnest Money shall be non-refundable unless this Agreement is terminated or fails to close due to Seller's breach. The Escrow Agent shall be John G. Grubb, Jr.


                                 ARTICLE FOUR
                           SELLER'S REPRESENTATIONS,
                           WARRANTIES, AND COVENANTS

     To induce Purchaser to enter into this Agreement and purchase the Property, Seller makes the following representations, warranties, and covenants, each of which is material to this Agreement and is relied upon by Purchaser:

     4.1  Authority to Sell. Seller has the right, power, and authority to enter
          -----------------
into this Agreement and to sell the Property to Purchaser, and Seller has not granted any options or entered into any contracts with others for the sale of all or any part of the Property.

     4.2  Title.  Seller is the sole owner of good, fee simple, marketable, and
          -----
insurable title to all of the Property (or will be prior to Closing), subject only to real estate taxes not yet due and payable, easements, rights-of-way, and the final Declaration (collectively, the "Permitted Encumbrances").

     4.3  Liens.  At Closing, the Property will be free and clear of all liens.
          -----

     4.4  Operating Agreements.  There are no operating or maintenance
          --------------------
agreements for the Property.

     4.5  Litigation.  No litigation or administrative proceedings are pending
          ----------
or threatened with respect to the Property.

     4.6  Leases.  There are no leases for any part of the Property.
          ------

     4.7  Condition of Closing.  On the date of Closing, unless Seller otherwise
          --------------------
notifies Purchaser in writing, all representations and warranties made by Seller in this Agreement shall be true and accurate, and such accuracy shall be an express condition to Purchaser's obligation to close.

     4.8  Utilities.  Seller warrants that water, sanitary sewer and storm sewer
          ---------
are available at the site's property line. Seller warrants that the storm detention access is in place.

     4.9  Rough Grading.  Seller warrants that compaction will be appropriate
          -------------
for construction of a two-story building for stated use. The cost of any compaction tests will be borne by Purchaser.

     4.10 Site Improvements.  (a) After approval of the preliminary site plan
          -----------------
(pursuant to section 5.2), Seller will apply to the Georgia D.O.T. for a permit for a curb cut for a driveway to be located at the southwest corner of the Property (the Driveway). If Seller has not obtained such permit by the date of Closing, Purchaser may terminate this Contract and receive the return of the Earnest Money. If this transaction closes, Purchaser shall be responsible for making the curb cut and constructing the Driveway in accordance with the plans approved by Seller pursuant to section 5.3, which plans shall include a separate cost for making the curb cut and constructing the Driveway, which cost must be reasonably acceptable to Seller. If the curb cut and Driveway are partially located on the property adjacent to the Property. Seller will deposit at Closing with the Escrow Agent one-half of the approved cost of the Driveway and curb cut (which deposit may be made with proceeds from the sale of the Property), which deposit Escrow Agent shall hold until receipt of written notice from Seller that Seller has sold the property that is immediately adjacent to the Property on the West. Seller shall provide Escrow Agent with such notice within seven (7) days of the date that the sale of such adjacent property closes. Upon receipt of that notice, Escrow Agent shall promptly release the amount held in escrow to Purchaser. (b) At its sole cost, Seller shall be responsible for constructing a paved two-lane access road adjacent to the eastern boundary of the Property and extending 50 feet beyond the northern boundary of the Property and obtaining a curb cut permit for such road or corridor. When Seller constructs access road, Seller shall install curb and gutter per Exhibit A to allow for a curb cut on to the access road at the northeast corner of the Property. Seller shall begin such construction within thirty (30) days of Closing and will use reasonable efforts to complete such construction by September 1, 1999.

     4.11 Underground Storage Tanks. To the best of Seller's knowledge and
          -------------------------
belief, there are no underground storage tanks on the Property.

                                 ARTICLE FIVE
                         PURCHASER'S REPRESENTATIONS,
                           WARRANTIES, AND COVENANTS

     To induce Seller to enter into this Agreement and to sell the Property to it, Purchaser makes the following representations, warranties, and covenants, each of which is material to this Agreement and is relied upon by Seller:

     5.1  Bank Charter Approval and Use.  Purchaser shall proceed immediately to
          -----------------------------
obtain the approval of the location for a two-story bank main office on the Property by the office of the Comptroller of the Currency. Purchaser shall have 4 months from the Effective Date within which to obtain such approval. If approval has not been granted by the end of that period, then either party shall have the right to terminate this Agreement. The Property will initially be developed and used as a two-story bank main office of Purchaser. If the Agreement is terminated, neither party shall have any further liability to the other, except for those obligations which specifically survive the termination of this Agreement.

     5.2  Plan Approvals.  Purchaser shall proceed immediately with the
          --------------
preparation of a preliminary site plan showing curb cuts and building location on the site for Seller's use in obtaining D.O.T. approval of curb cuts, as well as, a silhouette elevation of the two-story bank building for Seller's use in review of site lines. The above plans must be delivered to Seller within thirty
(30) days of the execution of this Agreement.

     5.3 Purchaser shall proceed with preparation of Purchaser's site plan, exterior architectural plan, and signage plan, and any other plans needed to construct the two-story bank main office and develop the Property in accordance with this Agreement, all of which plans are subject to the requirements of the Declaration. Purchaser shall submit all such plans to Seller for its approval within 45 days of the Closing. If Seller has not notified Purchaser in writing within 30 days from the date on which plans are submitted that the plans are approved or disapproved, then they shall be deemed approved.

     5.4 The Purchaser shall locate the building structures on the Property to optimize the visibility into the adjacent property to the rear and the Carmike Cinema property, which location shall be subject to Seller's approval.

     5.5  If Seller does not approve the plan and elevation submitted under section 5.2 or the building location as submitted under section 5.4, Seller shall notify Purchaser of its disapproval and the reasons for it and request that Purchaser make suggested changes. If Purchaser is unwilling to make such changes and if Seller and Purchaser cannot otherwise reach agreement with respect to such plan, elevation, and building location, either party shall have the right to terminate this Agreement by notifying the other in writing, and, if either party does so, the Earnest Money shall be promptly returned to Purchaser, and neither party shall have any further liability to the other except for those obligations that specifically survive the termination of this Agreement.


                                  ARTICLE SIX
                                 DUE DILIGENCE

     6.1  Title Examination.  Within 30 days of the date of this Agreement,
          -----------------
Purchaser shall examine the title to the Property and give Seller written notice of any title objections disclosed by the examination. If Purchaser fails to give such notice by the end of the 30-day examination period with respect to any title objection that is of record and properly indexed, then Purchaser shall be deemed to have waived any such title objection. Upon receipt of Purchaser's notice of title objections, Seller shall in good faith endeavor to satisfy or correct the valid title objections on or before the Closing; provided, however, Seller shall not be required to institute any lawsuit or other legal proceeding in order to satisfy or correct any title objection or to pay more than $2,500.00 to satisfy or correct any title objection. At or before the Closing, however, Seller will pay any indebtedness of Seller secured by an interest in the Property (or otherwise obtain release of the Property as security for such indebtedness), and Seller may use all or part of the Purchase Price to do so.
If Seller does not satisfy any valid title objection by Closing, Purchaser shall have the following options: (a) the right to terminate this Agreement and receive the return of all Earnest Money, and, in that event, neither party shall have any further liability to the other, except for those obligations which specifically survive the termination of this Agreement; or (b) waive the title objection and proceed to Closing with no reduction in the Purchase Price.

     6.2  Survey.  At Purchaser's expense, Purchaser shall be responsible for
          ------
obtaining a survey of the Property, which survey will be completed and a copy delivered to Seller within 30 days of Purchaser receiving bank charter approval. The Purchase Price will not be increased or reduced as a result of the Survey.

     6.3  Inspection.  From and after the Effective Date, Seller hereby grants
          ----------
Purchaser and its agents and representatives a license to enter upon the Property for the purpose of making such examinations, inspections, surveys, tests, and analyses as Purchaser desires. Purchaser shall indemnify and defend Seller against any liability, claim, or expense incurred by Seller as a result of the exercise by Purchaser or its agents and representatives of this license, which indemnification obligation shall survive the termination of this Agreement or the Closing and shall not be merged in the deed from Seller to Purchaser.


                                 ARTICLE SEVEN
                                    CLOSING

     7.1  Closing.  The consummation of the purchase and sale of the Property
          -------
(the "Closing") shall take place on or before May 1, 1999. Seller will make a best effort to complete item covered in paragraph 4.9 by April 1, 1999 (to facilitate an earlier Closing if requested by Purchaser).

     7.2  Place of Closing.  The Closing shall take place at the location
          ----------------
specified by Seller, which location shall be in the Atlanta metropolitan area.

     7.3  Seller's Deliveries.  At Closing, Seller shall deliver to Purchaser
          -------------------
the following documents, dated the Closing Date, the delivery and accuracy of which shall be a condition to Purchaser's obligation to close:

     (a) a General Warranty Deed in recordable form duly executed by Seller and conveying to Purchaser good, fee simple, marketable, and insurable title to the Property with the legal description acceptable to the title company Purchaser has chosen to use and subject only to the Permitted Encumbrances; and

     (c) such other documents, affidavits, or certificates as may be necessary to consummate the sale of the Property and for Purchaser to obtain title insurance.

     7.4  Prorations.  All real estate taxes, assessments, and similar charges
          ----------
on the Property (general and special, ordinary and extraordinary) for any prior year shall either be paid in full by Seller at or before the Closing or credited against the Purchase Price and assumed by Purchaser. All real estate taxes and assessments for the year of the Closing shall be prorated between the parties as of the date of Closing. The proration of current taxes shall be based on the most recent tax bill, and, if the most recent bill is not the bill for the current year, the proration of taxes shall be subject to further adjustment upon receipt of the current bill.

     7.5  Closing Costs.  Seller shall pay any Real Estate Transfer Tax due in
          -------------
connection with the sale of the Property and its attorney's fees. Purchaser shall pay all other closing costs and fees relating to Closing.

     7.6  Commissions. Each party represents to the other that there is no
          -----------
broker or other person entitled to a commission or similar fee in connection with this transaction. Each party covenants and agrees to defend and indemnify the other from any other liability or claim for commissions or similar compensation for any service rendered at its instance in connection with this transaction. The foregoing indemnification shall survive the Closing and any termination of this Agreement.

     7.7  Delivery of Possession.  Seller shall deliver possession of the
          ----------------------
Property to Purchaser at the time of Closing.


                                 ARTICLE EIGHT
                                 CONDEMNATION

     If any time before Closing all or a material portion of the Property is condemned or subject to a bona fide notice of condemnation or is taken for any public use, Purchaser may elect one of the following options in its sole discretion: (a) terminate this Agreement and receive the Earnest Money, and, in that event, neither party shall have any further liability to the other, except for those obligations which specifically survive the termination of this Agreement; or (b) receive an assignment of Seller's right to any award resulting from the condemnation and proceed to Closing with no reduction in the Purchase Price.


                                 ARTICLE NINE
                                 MISCELLANEOUS

     9.1  Liquidated Damages.  If the purchase and sale of the Property is not
          ------------------
consummated due to Purchaser's default or breach, the Earnest Money shall be paid to Seller as Seller's full liquidated damages for such default or breach; provided, however, the Earnest Money is not intended as liquidated damages for Purchaser's failure to perform any indemnification or reimbursement obligation under this Agreement, and Seller may recover all damages recoverable for any such breach of this Agreement. The parties acknowledge that Seller's actual damages in the event of a default by Purchaser will be difficult to ascertain and that such liquidated damages represent the parties' best estimate of such damages. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages as permitted under O.C.G.A. Section 13-6-7, in the event of Purchaser's default and as compensation for Seller taking the Property off the market during the term of this Agreement. Such liquidated damages shall be the sole and exclusive remedy of Seller for Purchaser's default, and Seller hereby waives and releases any right to sue Purchaser for specific performance of this Agreement or to prove that Seller's actual damages exceed the amount of the Earnest Money. If Seller defaults under this Agreement, the Escrow Agent shall return the Earnest Money to Purchaser upon demand, and Purchaser shall have all remedies available to it under Georgia Law.

     9.2  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties with respect to the transaction contemplated by this Agreement, and it supersedes all prior understandings, promises, or agreements between the parties.

     9.3  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of the parties and their respective heirs, devisees, personal representatives, successors, and permitted assigns.

     9.4  Waiver; Modification.  Failure by Purchaser or Seller to insist upon
          --------------------
or enforce any of its rights shall not constitute a waiver of such right unless the party with the right so states in writing. Either party may waive any provision or condition for its benefit contained in this Agreement. No oral modification of this Agreement shall be binding upon the parties, and any modification or amendment must be in writing and signed by the parties.

     9.5  Time of Essence. TIME IS OF THE ESSENCE OF THIS CONTRACT.
          ---------------

     9.6  Governing Law. This Agreement shall be governed by Georgia law.
          -------------

     9.7  Remedies Cumulative.  Each and every right, benefit, and remedy
          -------------------
provided to Purchaser or Seller by this Agreement, or any instrument or documents executed pursuant to this Agreement, are cumulative and shall not be exclusive to any other right, remedy, or benefit allowed by law or equity to the parties, except to the extent provided for in this Agreement.

     9.8  Effective Date.  For purposes of this Agreement, the "Effective Date"
          --------------
of this Agreement shall mean the date on which the last party to sign this Agreement signs it.

     9.9  Assignment.  Seller shall have the right to assign this Agreement only
          ----------
with Purchaser's consent, which consent shall not be unreasonably withheld. Purchaser shall have the right to assign this Agreement only with the prior written consent of Seller, which consent will not be unreasonably withheld.
Upon such assignment, the assignor shall be relieved of all obligations under this Agreement, except for obligations or liabilities accruing prior to the assignment.

     9.10 Notices.  All notices, requests, consents, and other communications
          -------
between the parties shall be in writing and shall be personally delivered or mailed by first class certified mail, return receipt requested, postage prepaid and shall be effective when received.

     If to Seller:

     Bright-Sasser Canton, L.L.C.
     c/o Mike Sasser
     1827 Powers Ferry Road, Building 13
     Atlanta, Georgia 30339

     If to Purchaser:

     Cherokee Organizing Group, Inc.
     d/b/a Cherokee Bank, N.A. (proposed)
     P.O. Box 1314
     Canton, Georgia 30114

     If to Escrow Agent:

     John G. Grubb, Jr.
     909 Eagles Landing Parkway
     Suite 140-225
     Stockbridge, Georgia 30281

     9.11 Exhibits.  All Exhibits and the Special Stipulations to this Agreement
          --------
are a part of the Agreement and are incorporated in it by reference.

     9.12 Time Limit.  Upon Seller's signing this Agreement, it shall be deemed
          ----------
an offer by Seller to Purchaser and shall remain open for acceptance until 5:00 p.m. on December 11, 1998 (the "deadline"). If this Agreement has not been signed by Purchaser and returned to Seller by the deadline, the offer shall be deemed automatically revoked and the Agreement ineffective with no further action by Seller required.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.


                                        SELLER:

                                        BRIGHT-SASSER CANTON, L.L.C.


                                        By: __________________________________
                                            Matt Sasser

                                        Date: _____________________

                                        PURCHASER:

                                        CHEROKEE ORGANIZING GROUP, INC. D/B/A
                                        CHEROKEE BANKING, N.A. (proposed)


                                        By: _________________________________

                                        Title:        _______________________
                                                                      [SEAL]

                                        Date: _____________________

                             SPECIAL STIPULATIONS


     If there is any conflict between these Special Stipulations and any other provision of the Agreement, these Special Stipulations shall supersede such other provision and control. Any capitalized terms that are not defined in these Special Stipulations shall have the same meaning as in the body of the Agreement.

     1.   Site Work and Landscaping.  Seller shall deliver the Property to
          -------------------------
Purchaser rough graded. At Purchaser's cost, Seller shall be responsible for the design and installation of the landscaping and the irrigation system for the Property. Within 14 days of the date that Purchaser and Seller approve the building elevations and site development plans, Seller will provide Purchaser with drawings and a price (the "Price") for the landscaping and irrigation system for the Property, which drawings and Price shall be subject to Purchaser's approval. Seller shall contract for the performance of such work and shall cooperate with Purchaser in sequencing such work, so that it does not delay or hinder Purchaser's construction on the Property. After installation of the landscaping and irrigation system, Seller shall be responsible for maintaining the landscaping and the irrigation system at Purchaser's cost, which cost will be based on a contract for such services, which contract will be submitted to Purchaser at the same time as the drawings and price mentioned above. If Purchaser subsequently transfers the Property, the Seller shall remain responsible for the landscape maintenance of the Property, and Purchaser's transferee shall be liable for the cost of such maintenance, unless Seller notifies Purchaser or its transferee to the contrary.

   At closing, in addition to the Purchase Price, Purchaser shall pay the Price, which amount will be held in escrow by John G. Grubb, Jr. ("JG"), as escrow agent. JG will release the escrowed amount to or for Seller's benefit only upon satisfactory completion of the work as certified in writing by the landscape architect, and JG may rely upon any such certification in releasing funds under this Contract and shall have no duty to make an independent determination as to the completion of the work. If the landscape architect determines that the work to be performed by Seller is either incomplete or, not performed in accordance with the approved plans and drawings, Purchaser shall notify Seller of the problem(s) and request that Seller cure the problem(s). Seller shall have a reasonable time to cure the problem(s). If Seller does not begin the cure within 15 days of receipt of Purchaser's notice or if at any time Seller discontinues performance of its work for 3 consecutive business days (not including days of inclement weather or other work stoppages beyond the reasonable control of Seller), Purchaser may take over and complete the performance of the work and use any funds remaining in escrow for that purpose and Seller remaining liable for any deficiency. In such case, upon Purchaser providing JG with substantiation of its costs for completion, JG shall promptly release to Purchaser an amount equal to such costs and pay the remainder (if any) to Purchaser. Except for intentional misconduct or gross negligence, JG shall not be liable to either party for any act or omission in his capacity as escrow agent.

     2.   Survival. Section 1.3, section 4.10, section 5.1, and Special
          --------
Stipulation #1 shall survive the Closing and the execution and delivery of the deed from Seller to Purchaser.

                                  EXHIBIT "A"
                                  -----------

                   [Map of Property location not reprinted]

                                  EXHIBIT "B"
                                  -----------
--------------------------------------------------------------------------------

                                             After recording, return to:

                            RIVERSTONE DEVELOPMENT
                     DECLARATION OF RESTRICTIVE COVENANTS


     THIS Declaration of Restrictive Covenants is made and entered into _____________, 1998, by Bright-Sasser Canton, L.L.C., a Georgia limited liability company ("Declarant").

                             W I T N E S S E T H:

     WHEREAS, Declarant is the owner of the Property described in the attached EXHIBIT A; and

     WHEREAS, Declarant intends to develop the Property, but also anticipates that portions of the Property will be sold and developed separately; and

     WHEREAS, Declarant desires that the Property be developed in a uniform manner, and Declarant desires to establish certain restrictions, covenants, requirements, and conditions with respect to the development, operation, management, and use of the Property.

     NOW, THEREFORE, for and in consideration of the benefits accruing to the Property (and each portion of the Property that may be subsequently conveyed) from the restrictions, covenants, requirements, and conditions created by this Declaration, Declarant hereby submits and subjects the Property to the restrictions, covenants, requirements, and conditions set forth in this instrument.

     1. Definitions. The following capitalized terms shall have the following meanings when used in this Declaration:

           (a) "Declarant" means Bright-Sasser Canton, L.L.C., a Georgia limited liability company, and its successors and assigns.

           (b) "Declaration" means this Riverstone Development Declaration of Restrictive Covenants, as it may be amended from time to time.

           (c) "Effective Date" means the date that this Declaration is executed by Declarant.

           (d) "Improvements" means any improvement to the Property or any Parcel, including buildings (both the main portion and all projections or extensions), canopies, parking areas, access ways, sidewalks, loading areas, outside platforms and docks, fences, walls, hedges, trees, shrubs, mass plantings and other landscaping, poles, posts, bases, signs, and any and all structures of any type or kind located, placed, erected, or maintained on the Property or any Parcel.

           (e) "Including" (which need not be capitalized to have this meaning) means "including (but not limited to)" and "include" means "include (without limitation)," unless otherwise specifically stated.

           (f) "Law" or "Laws" means all federal, state, or local laws, statutes, ordinances, building codes, rules, and regulations relating to the Property, any Parcel, any Owner, or the matters contained in this Declaration and includes any future amendments to or substitutions for any such Law.

           (g) "Owner" means each owner of any Parcel, and "Owners" means all such Owners.

           (h) "Parcel" means any part of the Property (but less than all of the Property) that is subsequently transferred by Declarant, and "Parcels" means all such Parcels.

           (i) "Public Body" means any federal, state, or local governmental entity, agency, or administrative body having jurisdiction over the Property or any Parcel.

           (j) "Restrictions" means the restrictive covenants set forth in this Declaration.

           (k) "Riverstone" means the Riverstone, Development, a multi-use development being undertaken by Declarant, which includes development of the Property.

           (1) "Shopping Center" means, collectively, all shopping centers within Riverstone, including Riverstone Plaza and Riverstone Main Street.

     2.   Establishment of Restrictions.  After the execution and recording of
          -----------------------------
this Declaration, the Property (and each and every Parcel) shall be transferred, held, developed, used, and occupied subject to the Restrictions and other requirements and provisions of this Declaration. Declarant intends that the Restrictions and such requirements shall be covenants running with the land and shall inure to the benefit of and bind the heirs, executors, legal representatives, successors, and assigns of Declarant and all Owners. Unless otherwise stated, each Owner shall be responsible to conform his Parcel to the Restrictions and any other requirements of this Declaration. Any Owner shall be bound by this Declaration only as to the Parcel or Parcels owned by such Owner. In addition, an owner shall be bound by this Declaration only during the period he is the fee simple owner of his Parcel, except as to obligations, liabilities, or responsibilities that arise or accrue during that period. Declarant does not intend that this Declaration create any rights or privileges in and for the benefit of the general public, and it shall not be construed to do so.

     3.   Purpose of Restrictions.  The purpose of this Declaration and the
          -----------------------
Restrictions is to insure the development and use of the Property (and each and every Parcel) in accordance with the requirements and criteria in this

Declaration; to protect all Owners and tenants of Owners against construction, development, and use that does not conform to the requirements of this Declaration; to encourage the erection of attractive Improvements at appropriate locations; to control the use of the Property and each Parcel; and, in general, to insure and provide for high quality Improvements of the Property.

     4.   Parking.  Each Owner shall provide paved, off-street parking and
          -------
access lanes for his Parcel sufficient to accommodate the vehicular traffic of the Parcel, including the vehicles of employees, customers, and invitees and other vehicles used in the business conducted on the Parcel. All parking areas on a Parcel and access to the Parcel shall conform to all applicable Laws without any variances.

     5.   Signs.  No signs or other advertising devices shall be installed or
          -----
permitted on any Parcel except to the extent specifically permitted by this Declaration. No window, door, or special event signs shall be installed except as permitted by Declarant in its sole discretion. No signs may be erected on the Property without the prior consent of Declarant. The design of all signs to be installed on any Parcel are also subject to Declarant's prior written approval. Before beginning construction or installation of any sign on his Parcel, an Owner shall submit detailed plans and specifications for the sign to Declarant for its approval, which plans and specifications shall include the materials to be used and the contents, size, construction, color, face type, location, and set-back for the sign. During or after installation or construction, Declarant may inspect all signs. If a sign has not been approved by Declarant or the sign that is being or has been constructed or installed is different than the design approved by Declarant, Declarant may in its sole discretion remove the sign, and, if it does so, the Owner of the Parcel on which the sign was located shall promptly reimburse Declarant on demand for the costs Declarant incurs in such removal. Without Declarant's prior approval, there shall be no pennants, banners, streamers, sign trailers, spinners, balloons, or the like used on any Parcel or attached to any Improvement. Without Declarant's prior approval, no neon tubing shall be attached to the exterior of any Improvement, unless it is in an approved building sign.

     Each Owner shall keep all signs on his Parcel well maintained and in good working order and lighted from dusk until at least 12:00 midnight.

     Additional signage requirements are as follows:

          (a) Content.  With the exception of directional signs, parking signs,
              -------
and signs advertising a Parcel for sale or lease, the content or wording on all signs located on a Parcel or its Improvements shall be restricted to setting forth the building or company name and the company emblem, logo, or trade name. Slogans, mottos, or other commentary shall not be allowed on any sign, and, unless otherwise required by law, underwriters' and sign fabricators' labels and permits shall be located so as to be inconspicuous. All wiring, ballasting starters, and equipment for all signs shall be concealed from view, unless otherwise required by law.

          (b) Lighting.  Signs may be illuminated so long as none of the
              --------
following illuminating methods are used: moving, flashing, scintillating, or blinking signs; painted iridescent signs; Da-Lite or Da-Glo fluorescent plastic signs; signs utilizing exposed lighting tubes or exposed neon lighted tubes, unless contained in an open channel letter.

          (c) Freestanding Signs.  There shall be allowed only one freestanding
              ------------------
sign on each Parcel, which shall be a monument type sign; provided, however, such limitation shall not apply to a directional sign for a drive-in window or a menu panel used in connection with a drive-in window, but any such directional sign and menu panel must otherwise conform with this Declaration. The freestanding monument sign shall be on a base of the same or similar quality, color, materials, and texture as the primary masonry materials used in the exterior finish of the Improvements constructed on the Parcel. Signs indicating that the Property is for sale or lease are not subject to these specific provisions regarding freestanding signs. The permissible size of the freestanding sign will vary depending on the square footage of the primary building constructed on the Parcel as follows: (1) if the building has less than 50,000 square feet, the sign shall not exceed 5 feet in height (measured from ground level to the top of the sign), and no sign face shall exceed 30 square feet in size; and (2) if the building has 50,000 square feet or more, the sign shall not exceed 8 feet in height (measured from ground level to the top of the sign), and no sign face shall exceed 35 square feet in size.

          (d) Signs Attached to Improvements.  There shall be no signs painted
              ------------------------------
on any Improvements. There shall be no more than two signs attached to the exterior of the major Improvement on a Parcel. The letters of all signs attached to Improvements shall be individually cut and mounted letters and shall be either internally lighted or floodlighted, but any such floodlighting must emanate from ground level or below, and all floodlight fixtures and wiring must be either screened from view or below ground level. The sign letters shall not exceed 2 feet in height, and, unless Declarant approves otherwise, no letter shall be closer than 2 feet from the end of the building on which the letters are mounted or attached. No signs, stickers, advertising materials, or other materials shall be attached to the glass of any windows or doors of any Improvement.

          (e) Method of Approval.  Before beginning the installation of any
              ------------------
sign, an Owner shall submit to Declarant for Declarant's approval three sets of shop drawings for the sign. In addition to containing all of the information set forth above, the shop drawings shall include construction details, colors, and finishes. The proposed location of the signs shall be indicated on the shop drawings. The location of the union and fabricators' labels on the signs must also be indicated.

     Within 30 days after Declarant's receipt of plans containing the information and detail required by this section, Declarant shall either approve or reject the plans in writing. If written approval or rejection is not given by Declarant within that 30-day period, the plans shall be deemed approved so far as they are consistent with the other provisions of this Declaration. If Declarant rejects plans, Declarant shall note the reason or reasons for the rejection on the plans or otherwise communicate the reasons for rejection to the Owner.

        (f) Compliance with Requirements.  The Owner intending to install a sign
            ----------------------------
on his Parcel shall be solely responsible for complying with all applicable Laws, including any sign ordinances, and Declarant's approval of an Owner's sign plans shall not be deemed a warranty or representation by Owner that such plans comply with the applicable Laws. The Owner intending to install a sign shall be solely responsible for obtaining and paying for all necessary licenses and permits relating to the sign to be installed.

     6.   Use of a Parcel.  Declarant must approve the initial use and any
          ---------------
change in the use of a Parcel, which approval shall not be unreasonably withheld or delayed. Without Declarant's prior consent, which consent may be granted or withheld in Declarant's sole discretion, no Owner may use all or any part of his Parcel for a commercial motion picture facility or movie theatre.

     7.   Subdividing.  Without Declarant's prior written consent, which consent
          -----------
may be granted or withheld in Declarant's sole discretion, an Owner may not subdivide his Parcel.

     8.   Improvement Plans.
          -----------------

          (a) General.  Before any Improvement is constructed or altered on his
              -------
Parcel, the Owner must submit to Declarant for its written approval all architectural plans, specifications, and elevations, the exterior building and site plans for any such construction or alteration and landscaping plans (collectively, the "Plans"). Among other things, the submitted Plans must show the location, materials for, and color of each proposed Improvement, the boundary lines of the Parcel, the location of drive lanes, parking areas, and spaces, building setback distances, the location of outside lighting fixture, and the materials, colors, and height of fences or other dividers (if any) between the Parcel and the adjoining Property. If Declarant fails to approve or disapprove of the submitted Plans within 30 days after receipt of a full set of the Plans, the Plans shall be deemed approved to the extent they are consistent with the requirements of this Declaration. Declarant's approval or disapproval of submitted Plans shall be based on a variety of criteria, including the following: (1) Conformity of the Plans to the requirements of this Declaration;
(2) the adequacy of site dimensions; (3) conformity and harmony of external materials and design with existing and proposed neighboring Improvements and adjacent common areas; (4) the effect of the Improvements on neighboring sites;
(5) the relation of topography, grade, and finished ground elevations of the Parcel to that of neighboring Parcels; (6) the absence of metal exterior siding on the proposed Improvements; (7) one primary building on the Parcel; and (8) the proper location of all utilities.

          (b) Specific Requirements.  No building will exceed one story in
              ---------------------
height without the approval of Declarant. The outside lighting system for the Parcel shall be designed to produce a minimum maintained lighting intensity, measured at grade, of 3-foot candles over the entire Parcel. The lighting fixtures shall be the VLAL-Series pole-mounted fixtures by Nu-Art Lighting & Mfg. Co. (or a comparable fixture approved by Declarant), mounted on 30 - 40 foot round, tapered steel poles. The poles and luminaries are to be dark bronze. The lamps are to be metal halide. Exterior finish material will be predominantly face brick manufactured by Boral (field brick is

"Georgetown" and accent brick is "Bayshore"), but the field brick and accent brick may be reversed with Declarant's approval. The mortar color for use with the brick shall be Flamingo C-105 (manufactured by Giant). All utilities must be located underground. Storm water drainage shall be implemented by the use of catch basins and underground storm lines. No open ditches will be permitted. All run-off from restaurant service areas shall be collected in a storm drain before entering any driveway. No on-site septic system or sanitary sewer treatment facility will be permitted on any Parcel. There must be a ten-foot landscape buffer along roadways as measured from the right-of-way line to the interior curb of the Parcel, and the parking area of the Parcel must be screened along adjacent roadways. The landscaping and irrigation plan for the Parcel must comply with the requirements of section 8 and include irrigation and tree plantings along adjacent roadways.

          (c) Covenant Not to Sue.  Each Owner covenants not to bring any action
              -------------------
or suit against Declarant either in law or equity arising out of Declarant's approval, disapproval, or failure to approve any Plans submitted for approval pursuant to this Declaration.

     8.   Landscaping.  The Plans as they relate to landscaping (the "Landscape
          -----------
Plans") must contain both a planting plan and an automatic underground irrigation plan, which Landscape Plans must conform to the following specifications:

          (a) Planting Plan.  This plan shall contain a full description of the
              -------------
plants to be used in the landscaping of the Parcel, including common name, botanical name, type, size or caliper, whether root balls or container, and the type of sod or seed. The plan shall also specify the type of mulch to be used and the planting details of the plants, including depth and soil mix. The following requirements shall apply to any such plan:

          (1) All peripheral road frontages (state roads and roads within Riverstone) shall be planted with Pin Oak (quercus palustris) of 7-inch caliper (measured one foot above the root ball) with a minimum height of 25 feet, a maximum height of 30 feet, a minimum spread of 12 feet on 60-foot centers, and a straight trunk and center leader. All Willow Oaks to be used in Riverstone shall be purchased from a single source to be designated by Declarant.

          (2) All road rights-of-way adjacent to any Parcel and a strip with a minimum width of 10 feet (as measured from the right-of-way line to the interior curb of the Parcel) shall be sodded with Kentucky 31 Fescue Sod, and the Owner shall irrigate and maintain that sod. In those areas, the Owner must use a 3-foot berm or hedge planting to screen all parking areas.

          (3) Annuals shall be planted on either side of each driveway from a peripheral road.

          (4) All internal drive frontages shall be planted with Red Maple (Autumn Flame), having a minimum caliper of 3 inches, a minimum height of 14 feet on 50-foot centers, and a straight trunk and central leader.

          (5) Each building to be located on a Parcel shall have a landscaped area on each side of the building (including the front and back of the building) with a width of at least 5 feet and a length of at least 50% of the building side.

          (6) Each parking area to be located on a Parcel shall contain islands planted with evergreen ground cover or sod and a sufficient number of shade trees (Red Maple -Autumn Flame) to maintain a ratio of one tree for every 20 parking spaces. At the time of planting, each tree shall have a minimum caliper of 3 inches and a minimum height of 14 feet and a straight trunk and central leader.

          (7) All storage or service areas that are visible from peripheral or interior roads or from Shopping Center parking lots shall be completely screened from view by an evergreen hedge at least 6 feet in height at the time of planting. Any chain link fence visible from a peripheral road shall be planted with a hedge or screen on the road side at least equal to the height of the fence at time of planting.

          (8) All trees to be planted pursuant to the Landscape Plans shall be dug up and shipped with a wire ball, suitable for planting as a street tree, and, when planted, shall be properly wrapped and guyed.

          (b) Automatic Underground Irrigation Plan.  This plan shall detail the
              -------------------------------------
complete underground irrigation system for all planted areas of the Parcel, which system shall provide 100% coverage of all landscaped areas on the Parcel.

          (c) Additional Requirements.  Both the planting plan and the
              -----------------------
irrigation plan for each Parcel shall be subject to the following additional requirements: each such plan shall be prepared by a landscape architect experienced in commercial landscaping; each such plan shall contain an outline of maintenance procedures for the landscaping or irrigation (as the case may be), specifying the respective duties of all parties to be involved in such maintenance. Maintenance procedures shall include planting schedules (including schedules for seasonal flowers) and shall specify the material, soil mix, and time for planting.

     9.   Construction.  All construction on any Parcel shall comply with all
          ------------
applicable Laws.  Construction activities on any Parcel shall not:

     (a) cause any unreasonable increase in the cost of constructing Improvements upon another Owner's Parcel;

     (b)  unreasonably interfere with construction being performed   on any
other Parcel;

     (c) unreasonably interfere with the use, occupancy, or enjoyment of any other Parcel by the Owner or occupants of such other Parcel; or

     (d) cause any building or building signage located on any other Parcel to be in violation of any applicable Law.

     10.  Maintenance Provided by Riverstone Association. To insure a high
          ----------------------------------------------
quality appearance along the roads within and adjacent to Riverstone (specifically, S.R.5, S.R.140, and Riverstone Parkway), the Declarant shall have the right to form an Association whose purposes shall be:

     (a)  the maintenance of landscaping and irrigation in parkway road medians;

     (b) the maintenance of the Riverstone entrance signs including lighting, landscaping, and irrigation;

     (c) the maintenance and repair of Riverstone information and directional signs.

     Each Owner agrees to join the Association and for items (a), (b), and (c) the annual assessment applicable to the Owner's Parcel shall be determined by the Association, based upon actual and estimated costs and expenses and apportioned on a per acre basis with each Parcel being apportioned such share of the total cost as the total acreage of the Parcel bears to the total acreage within Riverstone (approximately 500 acres). In no case, however, shall the annual assessment for an Owner exceed $200.00 per acre during the first three years after the Effective Date and shall not increase by more than 3.0% per year after that.

     Each Owner shall pay his share of estimated Association expenses for the work outlined in (a), (b), and (c) above annually and in advance. After the first full calendar year of operation, the estimated annual Association expenses shall be based upon the previous year's actual expenses. A 3.0% management charge shall be allowed as an expense.

     On or before the 90th day following the end of each calendar year during the term of this Declaration, the Association shall send to each Owner a statement of each Owner's share of the Association's expenses for the preceding calendar year together with a good faith estimate for the amount of the annual payment for the forthcoming year. The statement for the prior year shall be reasonably detailed and certified as true and correct by an officer of the Association. Each Owner shall pay the good faith estimate within 60 days of his receipt of the estimate. The Association's estimate shall not exceed 103% of each Owner's share of actual Association expenses for the preceding calendar year unless a greater estimate is, in each Owner's sole discretion, supported by documentation satisfactory to the Owner and approved by the Owner. If an Owner's share of actual Association expenses exceeds the estimated amount paid by each Owner for the preceding calendar year, the excess amount shall be paid by the Owner to the Association within 90 days after the receipt of the statement relating to the preceding year from the Association. If the estimated amount paid by an Owner for the preceding calendar year exceeds the Owner's share of actual Association expenses, the Association shall pay the excess amount to the Owner simultaneously with delivery by the Association to the Owner of the statement for the preceding calendar year. Each Owner's share of Association expenses for a partial calendar year shall be prorated on a per diem basis for such partial calendar year.

     An Owner shall have the right to audit the Association's books and records to verify the Association's calculation of Association expenses and the Owner's share. If the Association erred in its favor, the Association shall immediately refund the overcharge to each owner upon demand.

     11.  Road Lighting.  The Declarant shall cause the roads within Riverstone
          -------------
to be lighted with poles being located approximately 200 feet apart on both sides of the roads. The lighting will use high pressure sodium fixtures. The Declarant intends to have the system installed and maintained by the Georgia Power Company ("GPC"). Each Owner agrees to pay GPC (or any alternative or subsequent supplier) for the charges for the lights located in and along the right-of-way in front of the Owner's Parcel, and, if permitted by GPC, the Owner will be billed directly by GPC for such charges. The Declarant will be responsible for paying those charges for lights located along the right-of-way that do not abut any other Owner's Parcel.

     12.  Maintenance.  Each Owner shall maintain his Parcel and the
          -----------
Improvements on it and keep them in a neat and orderly condition and free of trash, debris, pests, and unsafe or unsanitary conditions, in compliance with all applicable Laws, and in compliance with this Declaration. The minimum standard of maintenance shall be comparable to the standard of maintenance followed in other first-class developments of comparable size in the metropolitan Atlanta, Georgia, area. All Improvements shall be repaired or replaced with materials at least equal to the quality of the original materials being repaired or replaced and maintain the architectural and aesthetic harmony and integrity of the Property and Parcels as a whole. No Owner shall cause or permit a nuisance to exist on his Parcel. Each Owner shall be responsible to landscape, plant, and irrigate his Parcel and trim, cut, mow, water, and regularly fertilize all exterior areas of his Parcel (including adjacent road rights-of-way) not covered by Improvements and paving.

     Each Owner shall maintain and keep in good repair all paved surfaces of his Parcel and shall immediately repair pot holes or other defects in the paving. Each Owner shall resurface all paved areas of the Property at least once every 10 years unless such obligation is waived in writing by Declarant. Each Owner shall regularly sweep, light, stripe (where appropriate), and clean all paved and parking areas of his Parcel and, as soon as reasonably practical, remove all ice and snow that may be found at any time upon those areas.

     From time to time at reasonable hours, Declarant or any authorized agent of Declarant may enter upon and inspect any Parcel to insure that each Improvement and the maintenance of the Parcel comply with the provisions of this Declaration. If an Owner fails to perform his maintenance obligations, Declarant has the right (but not the obligation) to perform such maintenance at the Owner's expense, and the Owner shall promptly reimburse Declarant upon demand for any such expenses incurred by Declarant. If such expenses are not promptly reimbursed, in addition to whatever other remedies that Declarant may have, Declarant may lien the Parcel.

     13.  Damage or Destruction of Building Improvements.  If any building
          ----------------------------------------------
Improvement, including building signage, is damaged or destroyed by fire or other hazard (the "Event"), the Owner upon whose Parcel the Improvement is located shall immediately remove the debris resulting from such Event and promptly begin the repair or restoration of the damaged or destroyed Improvement or, if the Owner decides not to repair or restore or cannot repair or restore for any reason, increase the landscaping and sodding of the Parcel so the Parcel does not detract from the rest of the Property.

     14.  Loading Spaces.  Delivery vehicles to a Parcel must be loaded and
          --------------
unloaded on and from the Parcel. Each Owner shall provide sufficient loading and unloading spaces and other necessary Improvements to permit all loading and unloading to be done on and from his Parcel.

     15.  Refuse.  Each Owner shall store all trash and garbage in adequate
          ------
containers, shall locate such containers so they are not readily visible from the parking area for the Parcel, shall arrange for regular removal of such trash or garbage, and shall be responsible for cleaning, sweeping, and maintaining the area where trash and garbage is stored. No Owner or tenant of any Parcel shall permit or allow any junk, scrap, rubbish, trash, refuse, or litter to remain on the Parcel so as to detract from the neat and well-ordered appearance of the Parcel or constitute a fire hazard. All refuse areas for each Parcel shall be screened by a permanent masonry wall enclosure constructed to match the masonry finish on the main Improvements of the Parcel, which wall shall have a metal gate that shall not be visible from the street or streets abutting the Parcel.

     16.  Enforcement.  Declarant may enforce the requirements and Restrictions
          -----------
in this Declaration by a proceeding at law or in equity against any person or persons violating or attempting to violate or circumvent those requirements and Restrictions, and, in such a proceeding, Declarant may request a temporary restraining order and injunction to restrain and enjoin violations and may seek damages for violations. The remedies given to Declarant in this section are distinct and cumulative remedies, and the exercise of any such remedy shall not prevent Declarant from exercising any other right or remedy it may have. Declarant's failure, however long continued, to enforce any right, reservation, Restriction, or condition contained in this Declaration shall not be deemed a waiver of such right, reservation, Restriction, or condition and shall not bar or affect any other right or remedy of Declarant contained in this Declaration. The two-year statute of limitations period of O.C.G.A. 9-3-29 shall apply with respect to any breach of any Restriction. If Declarant prevails in any such action, it may recover its reasonable attorney's fees and other litigation expenses actually incurred in connection with such action.

     17.  No Temporary Structures.  No temporary Improvement, including
          -----------------------
trailers, campers, tents, and similar structures, shall be placed upon any portion of any Parcel at any time, except, during construction of any Improvements on the Parcel, the general contractor being used for such construction may erect a temporary structure for its use during construction, which structure must be promptly removed upon substantial completion of construction or if construction is not continuously pursued.

     18.  Mechanical Units.  Any exterior mechanical units, including roof
          ----------------
units, must be screened.

     19.  Duration.  The Restrictions and every other provision of this
          --------
Declaration shall continue in full force and effect for 20 years from the Effective Date, after which time, the Declaration shall be automatically extended for successive periods of 20 years each, unless Declarant records a Notice of Termination of Declaration before the expiration of the 20-year period, in which event the Declaration shall terminate at the end of the 20-year period. If any Law prohibits any Restriction or this Declaration from being enforceable for more than 20 years or beyond any other stated period, Declarant is hereby granted a power-of-attorney coupled with an interest to re-record this Declaration at any time and from time to time for the purpose of extending its enforceability, which power Declarant may or may not exercise in its sole discretion. Declarant may terminate, extend, modify, amend, or waive any of the Restrictions or any provision, covenant, or condition contained in this Declaration as to the whole Property or any Parcel. No such termination, extension, modification, waiver, or amendment shall be effective until a proper instrument in writing has been duly executed and recorded in the Office of the Clerk of the Superior Court of Cherokee County, Georgia. Declarant shall provide each Owner with a copy of any such termination, extension, modification, waiver, or amendment.

     20.  Assignment.  Declarant may assign any and all of the rights, remedies,
          ----------
powers, obligations, and reservations of Declarant contained in this Declaration to any other person, corporation, association, partnership, or other entity (collectively, a "Transferee") to whom Declarant conveys any of the Property to be benefited by the Restrictions and this Declaration. To the extent of such assignment, the Transferee shall have the same rights, remedies, powers, and obligations as are given to Declarant in this Declaration.

     21.  Constructive Notice.  Every person who subsequently owns or acquires
          -------------------
 any right, title, estate, or interest in the Property or any Parcel is and shall be conclusively deemed to have consented and agreed to every requirement, covenant, condition, and Restriction contained in this Declaration, even if this Declaration is not referenced in the instrument by which such person acquires an interest in the Property or the Parcel.

     22.  Headings.  The headings or titles to the sections of this Declaration
          --------
 are for reference purposes only and shall have no effect upon the construction or interpretation of any section.

     23.  Separability.  If a court shall hold any part of this Declaration or
          ------------
 the application of any part to any person or circumstances invalid, the remainder of this Declaration or the application of the remainder of this Declaration to such persons or circumstances shall not be affected by such holding and shall remain in full force and effect.

     24.  Conflict.  Notwithstanding any provision to the contrary, if there is
          --------
 a conflict, ambiguity, or other inconsistency between any of the terms and provisions of this Declaration and any Law, the terms and provisions which are more restrictive shall be deemed controlling.

     25.  Notices to Declarant and Owners.
          -------------------------------